Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated April 1, 2024, with respect to the consolidated financial statements of XBP Europe Holdings, Inc. and Subsidiaries as of December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023.

/s/ UHY LLP

Sterling Heights, Michigan

December 20, 2024